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                                           FOLEY & LARDNER
[GRAPHIC REMOVED HERE]                     777 East Wisconsin Avenue, Suite 3800
                                           Milwaukee, Wisconsin  53202-5306
                                           414.271.2400 TEL
                                           414.297.4900  FAX
                        July 1, 2003       www.foleylardner.com

                                           CLIENT/MATTER NUMBER
                                           031613-0139

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, WI  53718

Ladies and Gentlemen:

     We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-104269) (the "Registration Statement"), including the prospectus constituting a part thereof, dated June 20, 2003, and the supplement to the prospectus, dated July 1, 2003, (collectively, the "Prospectus"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of (i) 15,000,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and related Common Share Purchase Rights (the "Rights") in a public offering and (ii) up to 2,250,000 additional shares of Common Stock and related Rights pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the "Offering Shares") in the manner set forth in the Prospectus. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Wells Fargo Bank Minnesota, N. A., as successor (the "Rights Agreement").

     In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company's Board of Directors and the actions of the Chairman, President and Chief Executive Officer of the Company taken thereunder, in each case relating to the authorization of the issuance of the Offering Shares and the accompanying Rights subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

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July 1, 2003
Page 2

     3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

     We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                Very truly yours,

                               /s/ Foley & Lardner

                                 FOLEY & LARDNER